Amendment No. 13

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 13 To Transfer Agency and Shareholder Services Agreement (“Amendment No. 13”), dated as of December 19, 2025 (“Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNY”) and GuideStone Funds (the “Trust”), on its own behalf and on behalf of each of its Portfolios listed on Schedule B.

Background

BNY and the Trust previously entered into the Transfer Agency and Shareholder Services Agreement, made as of December 14, 2012, Amendment No. 1 to Transfer Agency and Shareholder Services Agreement, dated as of January 1, 2014, Amendment No. 2 to Transfer Agency and Shareholder Services Agreement, dated as of April 30, 2015, Amendment No. 3 To Transfer Agency And Shareholder Services Agreement, dated as of May 1, 2016, Termination Amendment To Transfer Agency And Shareholder Services Agreement, dated as of December 31, 2016, Amendment No. 5 to Transfer Agency and Shareholder Services Agreement, dated as of May 1, 2017, Amendment No. 6 to Transfer Agency and Shareholder Services Agreement, dated as of June 1, 2017, Amendment No.7 to Transfer Agency and Shareholder Services Agreement, dated as of July 5, 2018, Amendment No. 8 To Transfer Agency and Shareholder Services Agreement, dated as of November 12, 2020, Amendment No. 9 To Transfer Agency and Shareholder Services Agreement, dated as of February 2, 2022, Amendment No. 10 To Transfer Agency and Shareholder Services Agreement, dated as of July 1, 2022, Amendment No. 11 To Transfer Agency and Shareholder Services Agreement, dated as of January 27, 2023 and Amendment No. 12 to Transfer Agency and Shareholder Services Agreement, dated as of July 29, 2025 (collectively, the “Current Agreement”). The parties intend that the Current Agreement be further amended as provided in this Amendment #13.

Terms

IN CONSIDERATION of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.  Modifications to Current Agreement. The Current Agreement is hereby amended by deleting Schedule B in its entirety and replacing it with Schedule B, dated December 19, 2025, attached to Amendment No. 13 to Transfer Agency and Shareholder Services Agreement, dated as of December 19, 2025, between BNY and the Trust.

2.  Adoption of Amended Agreement by New Funds. Each Fund that has been added to Schedule B by virtue of this Amendment No. 13 acknowledges and agrees that (i) by virtue of its execution of this Amendment No. 13, it becomes and is a party to the Current Agreement as amended by this Amendment No. 13 (“Amended Agreement”) as of the date first written above, or if BNY commenced providing services to the Fund prior to the date first written above, as of the date BNY first provided services to the Fund, and (ii) it is bound by all terms and conditions of the Amended Agreement as of such date. The term “Fund” has the same meaning in this Amendment No. 13 as it has in the Current Agreement.

3.  Remainder of Current Agreement. Except as specifically modified by this Amendment No. 13, all terms and conditions of the Current Agreement shall remain in full force and effect.

4.  Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 13.

5.  Entire Agreement. This Amendment No. 13 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

6.  Signatures; Counterparts. The parties expressly agree that this Amendment No. 13 may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment No. 13, by a manual signature on a copy of Amendment No. 13 transmitted by facsimile transmission, by a manual signature on a copy of Amendment No. 13 transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment No.13 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 13 or of executed signature pages to counterparts of this Amendment No. 13, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 13 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 13.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 13 to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment No. 13 by Electronic Signature, affirms authorization to execute this Amendment No. 13 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment No. 13 and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.

By:

Name:

Title:

GuideStone Funds
On its own behalf and on behalf of each Fund, each in its individual and separate capacity

By:

Name:

Title:

SCHEDULE B

Dated: December 19, 2025

THIS SCHEDULE B is Schedule B to that certain Transfer Agency and Shareholder Services Agreement dated as of December 14, 2012, between BNY Mellon Investment Servicing (US) Inc. and GuideStone Funds, as amended to date.

FUND	CLASS
	Institutional	Investor
TARGET DATE FUNDS

MyDestination 2015 Fund	x	x
MyDestination 2025 Fund	x	x
MyDestination 2035 Fund	x	x
MyDestination 2045 Fund	x	x
MyDestination 2055 Fund	x	x
MyDestination 2065 Fund	x	x

TARGET RISK FUNDS
Aggressive Allocation Fund	x	x
Balanced Allocation Fund	x	x
Conservative Allocation Fund	x	x
Moderately Aggressive Allocation Fund[1]	x	x

SELECT FUNDS
Defensive Market Strategies Fund	x	x
Emerging Markets Equity Fund	x	x
Equity Index Fund	x	x
Global Bond Fund	x	x
Impact Bond Fund	x	x
Global Real Estate Securities Fund	x	x
Growth Equity Fund	x	x
Growth Equity Index Fund	x	x
International Equity Fund	x	x
International Equity Index Fund	x	x
Low-Duration Bond Fund	x	x
Medium-Duration Bond Fund	x	x
Money Market Fund	x	x
Small Cap Equity Fund	x	x
Strategic Alternatives Fund	x	x
Value Equity Fund	x	x
Value Equity Index Fund	x	x

  1 Formerly known as Growth Allocation Fund.

  Liquidated Funds:

   -  As of 7/25/2025: Impact Equity Fund